EXHIBIT 4.2
HERBALIFE LTD.
2005 STOCK INCENTIVE PLAN
1. Purpose. The purpose of this Herbalife Ltd. 2005 Stock Incentive Plan (the “Plan”) is to enable Herbalife Ltd. (the “Company”) to attract, motivate, reward and retain its directors, officers, employees and consultants, and to further align the interests of such persons with those of the stockholders of the Company by providing for or increasing the proprietary interest of such persons in the Company.
2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:
     (a) “Award” means a grant of an Option, a Stock Appreciation Right, Restricted Stock, a Stock Unit, a Performance Unit, or a Dividend Equivalent granted to a Participant pursuant to the provisions of the Plan.
     (b) “Award Agreement” means a written agreement or other instrument as may be approved from time to time by the Committee evidencing the grant of each Award.
     (c) “Board” means the Board of Directors of the Company.
     (d) “Change of Control” means the first to occur of:
     (i) an acquisition (other than directly from the Company after advance approval by a majority of the Incumbent Board) of Common Shares or other voting securities of the Company by any “person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act), other than the Company, any Subsidiary, any employee benefit plan of the Company or any Subsidiary, or any person in connection with a transaction described in clause (iii) of this Section 2(d), immediately after which such person has “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding Common Shares or the combined voting power of the Company’s then outstanding voting securities;
     (ii) the individuals who, as of the Effective Date, are members of the Board (the “Incumbent Board”), cease for any reason during any 24-month period to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall, for purposes of the Plan, be considered as a member of the Incumbent Board; or
     (iii) the consummation of: (A) a merger, consolidation or reorganization with or into the Company, unless the voting securities of the Company, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the entity resulting from such merger or consolidation or reorganization in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation or reorganization; (B) a complete liquidation or dissolution of the Company; or (C) the sale, lease, transfer or other disposition of all or substantially all of the assets of the Company to any person (other than a transfer to a Subsidiary).
     (e) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issued thereunder.
     (f) “Committee” means the Compensation Committee of the Board.
     (g) “Common Shares” means the Company’s common shares, par value $.001, subject to adjustment as provided in Section 12.
     (h) “Dividend Equivalent” means an Award granted to a Participant pursuant to Section 11.
     (i) “Fair Market Value” means, as of any date, the closing price for a Common Share reported for that date by the New York Stock Exchange (or such other stock exchange or quotation system on which such shares are then listed or quoted) or, if no Common Shares are traded on the New York Stock Exchange (or such other stock exchange or quotation system) on the date in question, then for the next preceding date for which such shares traded on the New York Stock Exchange (or such other stock exchange or quotation system). In the event that the Common Shares are not listed or quoted on any stock exchange or quotation system, the Fair Market Value shall be determined by the Committee in its discretion.
     (j) “Incentive Stock Option” means a stock option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.
     (k) “Option” means an Incentive Stock Option and/or a stock option that is not intended to qualify as an Incentive Stock Option, in each case, granted pursuant to Section 7.
     (l) “Participant” means any individual described in Section 3 to whom Awards have been granted from time to time by the Committee and any authorized transferee of such individual.
     (m) “Performance Award” means an Award, the grant, issuance, retention, vesting or settlement of which is subject to satisfaction of one or more Qualifying Performance Criteria.
     (n) “Performance Unit” means a bonus opportunity awarded under Section 10 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria as are specified in the Award Agreement.
     (o) “Prior Plan” means the Company’s 2004 Stock Incentive Plan.
     (p) “Restricted Stock” means Common Shares granted pursuant to Section 9.
     (q) “Stock Unit” means an Award granted to a Participant pursuant to Section 9, pursuant to which Common Shares may be issued in the future.

     (r) “Stock Appreciation Right” means a right granted pursuant to Section 8 that entitles the Participant to receive, in cash or Common Shares or a combination thereof, as determined by the Committee, an amount equal to or otherwise based on the excess of (i) the Fair Market Value of a specified number of Common Shares at the time of exercise over (ii) the exercise price of the right, as established by the Committee on the date of grant.
     (s) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company where each of the corporations in the unbroken chain other than the last corporation owns stock possessing at least 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and if specifically determined by the Committee in the context other than with respect to Incentive Stock Options, may include an entity in which the Company has a significant ownership interest or that is directly or indirectly controlled by the Company.
     (t) “Substitute Awards” means Awards granted or Common Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.
3. Eligibility. Any person who is a current or prospective director, officer or employee of the Company or of any Subsidiary shall be eligible for selection by the Committee for the grant of Awards hereunder. In addition any person who has been retained to provide consulting, advisory or other services to the Company or to any Subsidiary shall be eligible for selection by the Committee for the grant of Awards hereunder. Options intending to qualify as Incentive Stock Options may only be granted to employees of the Company or any Subsidiary.
4. Effective Date and Termination of Plan
     This Plan was adopted by the Board as of September 23, 2005, and it will become effective (the “Effective Date”) when it is approved by the Company’s stockholders, which approval must be obtained within twelve (12) months of the adoption of this Plan. No Awards shall be granted pursuant to the Plan after the tenth (10th) anniversary of the Effective Date. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted and then in effect.
5. Effect on Prior Plan. On and after the Effective Date, no further grants or awards shall be made under the Prior Plan. Grants and awards made under the Prior Plan before the Effective Date, however, shall continue in effect in accordance with their terms.
6. Shares Subject to the Plan and to Awards
     (a) Aggregate Limits. The aggregate number of Common Shares issuable pursuant to all Awards shall equal 4,000,000, plus (i) any Common Shares that were authorized for issuance under the Prior Plan that, as of the Effective Date, remain available for issuance under the Prior Plan (not including any Common Shares that are subject to, as of the Effective Date, outstanding awards under the Prior Plan or any Common Shares that prior to the Effective Date were issued pursuant to awards granted under the Prior Plan) and (ii) any Common Shares subject to awards granted under the Prior Plan that are terminated, expire unexercised, forfeited or settled in cash. Any Common Shares granted as Options or Stock Appreciation Rights shall be counted against this limit as one (1) share for every one (1) share granted. Any Common Shares granted as Awards other than Options or Stock Appreciation Rights shall be counted against this limit as two (2) shares for every one (1) share granted. The aggregate number of Common Shares available for grant under this Plan, the number of Common Shares subject to outstanding Awards, and the number of Common Shares set forth in the proviso of the preceding sentence shall be subject to adjustment as provided in Section 12. The Common Shares issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.
     (b) Issuance of Shares. Common Shares subject to an Award or to an award under the Prior Plan that are terminated, expire unexercised, forfeited or settled in cash shall be available for subsequent Awards under this Plan. Any Common Shares that again become available for grant pursuant to this Article 6 shall be added back as one (1) Common Share if such shares were subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under the Prior Plan, and as two (2) Common Shares if such shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or subject to awards other than options or stock appreciation rights granted under the Prior Plan. Shares subject to Options or Stock Appreciation Rights that are exercised shall not be available for subsequent awards. The following transactions involving Common Shares will not result in additional Common Shares becoming available for subsequent Awards under this Plan: (i) Common Shares tendered or withheld in payment of an Option; and (ii) Common Shares withheld or tendered for taxes.
     (c) Substitute Awards. Substitute Awards shall not reduce the Common Shares authorized for issuance under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a company acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Common Shares authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were employees, directors or consultants of such acquired or combined company before such acquisition or combination.
     (d) Tax Code Limits. The aggregate number of Common Shares subject to Awards granted under this Plan during any calendar year to any one Participant shall not exceed 1,250,000, which number shall be calculated and adjusted pursuant to Section 12 only to the extent that such calculation or adjustment will not affect the status of any Award intended to qualify as “performance based compensation” under Section 162(m) of the Code. The aggregate number of Common Shares that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan shall not exceed 4,000,000, which number shall be calculated and adjusted pursuant to Section 12 only to the extent that such calculation or adjustment will not affect the status of any Option intended to qualify as an “incentive stock option” under Section 422 of the Code. The maximum amount payable pursuant to that portion of a Performance Unit granted under this Plan for any calendar year to any Participant that is intended to satisfy the requirements for “performance based compensation” under Section 162(m) of the Code shall not exceed $5,000,000.
7. Options. Options may be granted at any time and from time to time to Participants selected by the Committee. No Participant shall have any rights as a stockholder with respect to any Common Shares subject to Option hereunder until such shares have been issued. Each Option shall be evidenced by an Award Agreement. Options granted pursuant to the Plan may, but need not be identical; provided that each Option must contain and be subject to the following terms and conditions:
     (a) Purchase Price. The purchase price under each Option shall be established by the Committee; provided that in no event will the purchase price be less than the Fair Market Value of a Common Share on the date of grant, except for Options granted to an employee of a company acquired by the Company in assumption and substitution of options held by such employee at the time such company is acquired.
     (b) Payment of Purchase Price. Unless otherwise provided for by the Committee and set forth in the applicable Award Agreement, the purchase price of any Option may be paid (i) in cash, (ii) by the delivery, either actually or by attestation, of previously owned Common Shares or (iii) by a combination the foregoing. In addition, the purchase price may be paid through such cashless exercise procedures permitted and established by the Committee.
     (c) Option Vesting. The Committee shall have the right to make the timing of the ability to exercise any Option subject to continued employment, the passage of time and/or such performance requirements as deemed appropriate by the Committee.
     (d) Option Term. Each Option shall expire within a period of not more than ten (10) years from the date of grant.
     (e) Termination of Employment. The Award Agreement evidencing the grant of each Option shall set forth the terms and conditions applicable to such Option upon a termination or change in the status of the employment or service of the Participant with the Company or a Subsidiary, which shall be as the Committee may, in its discretion, determine.
     (f) Incentive Stock Options. Notwithstanding anything to the contrary in this Section 7, in the case of the grant of an Option intending to qualify as an Incentive Stock Option, if the Participant owns stock possessing more than 10% of the combined voting power of all classes of stock of the Company (a “10% Shareholder”), the purchase price of such Option must be at least 110% of the Fair Market Value of a Common Share on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant. Notwithstanding anything in this Section 7 to the contrary, Options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options to the extent that either (i) the aggregate Fair Market Value of the Common Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (ii) such Options remain exercisable and unexercised for more than three (3) months following a termination of employment (or such other period of time provided in Section 422 of the Code).
     (g) No Repricing. Other than in connection with a change in the Company’s capitalization (as described in Section 12), the Company may not, without the approval of stockholders, “reprice” any Options. For purposes of this Plan, the term “reprice” means reducing the exercise price of outstanding Options or canceling outstanding Options with a purchase price in excess of Fair Market Value and granting new Options or other Awards to the holders of canceled Options.
8. Stock Appreciation Rights. Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards or not in conjunction with other Awards. The provisions of Stock Appreciation Rights may, but need not be the same with respect to each grant or each recipient. Any Stock Appreciation Right granted in tandem with an Option may be granted at the same time such Option is granted or at any time thereafter before the exercise or expiration of such Option. All Stock Appreciation Rights under the Plan shall be subject to the same terms and conditions applicable to Options (as set forth in Section 7), including no repricing; provided, however, that Stock Appreciation Rights granted in tandem with a previously granted Option shall be subject to the terms and conditions of such Option. Subject to the provisions of Section 7, the Committee may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate, including, but not limited to, a limit on the amount payable with respect to any Stock Appreciation Right. Stock Appreciation Rights may be settled in Common Shares, cash, or combination thereof, as determined by the Committee.
9. Restricted Stock and Stock Units. Restricted Stock and Stock Units may be granted at any time and from time to time to Participants selected by the Committee. Restricted Stock is an award of Common Shares the issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate. Stock Units are Awards denominated in units of Common Shares under which the issuance of Common Shares is subject to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate. Each grant of Restricted Stock and Stock Units shall be evidenced by an Award Agreement. Unless determined otherwise by the Committee, the value of each Stock Unit will be equal to one Common Share. Restricted Stock and Stock Units granted pursuant to the Plan may, but need not be identical, but each grant of Restricted Stock and Stock Units must contain and be subject to the following terms and conditions:
     (a) Number of Shares Subject to Award. Each Award Agreement evidencing a grant of Restricted Stock or Stock Units shall contain provisions regarding the number of Common Shares or Stock Units subject to such Award or a formula for determining such number and restrictions on the transferability of the shares or units. Common Shares issued under a Restricted Stock Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case, as the Committee may provide.

     (b) Form of Payment. To the extent determined by the Committee, Stock Units may be satisfied or settled in Common Shares, cash or a combination thereof.
     (c) Section 83(b) Election. The Committee may provide in an Award Agreement for an agreement between the Company and the holder of an Award of Restricted Stock as to whether or not such holder will be permitted to make an election under Section 83(b) of the Code with respect to the unvested Common Shares subject to the Award.
     (d) Vesting. The grant, issuance, retention, vesting and/or settlement of shares subject to Awards of Restricted Stock and Stock Units shall occur at such time and in such installments as determined by the Committee or under criteria established by the Committee. The Committee shall have the right to make the timing of the grant and/or the issuance, ability to retain, vesting and/or settlement of such shares subject to Awards of Restricted Stock and under Stock Units subject to continued employment, passage of time and/or such performance criteria as deemed appropriate by the Committee; provided that in no event shall the grant, issuance, retention, vesting and/or settlement of shares under Restricted Stock or Stock Unit Awards that is based on performance criteria be subject to a performance period of less than one (1) year. Notwithstanding anything to the contrary herein, the performance criteria for any Restricted Stock or Stock Unit that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Restricted Stock or Stock Unit is granted. The Committee shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, vesting and/or settlement of any Restricted Stock or Stock Unit that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.
     (e) Discretionary Adjustments and Limits. Subject to the limits imposed under Section 162(m) of the Code for Awards that are intended to qualify as “performance based compensation,” notwithstanding the satisfaction of any performance goals, the number of Common Shares granted, issued, retainable and/or vested under an Award of Restricted Stock or Stock Units on account of either financial performance or personal performance evaluations may be reduced by the Committee on the basis of such further considerations as the Committee shall determine.
     (f) Voting Rights. Unless otherwise determined by the Committee: (i) Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the period of restriction and (ii) Participants shall have no voting rights with respect to Common Shares underlying Stock Units unless and until such shares are reflected as issued and outstanding shares on the Company’s stock ledger.
     (g) Dividends and Distributions. Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those shares, unless determined otherwise by the Committee. Any such dividends or distributions will be subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed.

     (h) Termination of Employment. The Award Agreement evidencing the grant of an Award of Restricted Stock or Stock Units shall set forth the terms and conditions applicable to such Award upon a termination or change in the status of the employment or service of the Participant with the Company or a Subsidiary, which shall be as the Committee may, in its discretion, determine.
10. Performance Units. Each Performance Unit Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria. Performance Units granted pursuant to the Plan may, but need not be identical, but each grant of Performance Units must contain and be subject to the following terms and conditions:
     (a) General. The Committee shall determine and set forth in an Award Agreement provisions regarding: (i) the target and maximum amount payable to the Participant under the Performance Unit Award, (ii) restrictions on the alienation or transfer of the Performance Unit or Common Shares subject thereto prior to actual payment and (iii) forfeiture provisions.
     (b) Performance Criteria. The Committee shall establish the performance criteria and level of achievement versus these criteria that shall determine the target and maximum amount payable under a Performance Unit, which criteria may be based on financial performance and/or personal performance evaluations. The Committee shall also establish the term of the performance period as to which performance shall be measured for determining the amount of any payment, which shall not be less than one year, except, in either case, in the event of the Participant’s death or disability or a Change of Control. Notwithstanding anything to the contrary herein, the performance criteria for any portion of a Performance Unit that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Performance Unit is granted. The Committee shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, vesting and/or settlement of any Performance Unit that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.
     (c) Timing and Form of Payment. The Committee shall determine the timing of payment of any Performance Unit. Payment of the amount due under a Performance Unit may be made in cash, in Common Shares or a combination thereof, as determined by the Committee. The Committee may provide for or, subject to such terms and conditions as the Committee may specify, may permit a Participant to elect for the payment of any Performance Unit to be deferred to a specified date or event.
     (d) Discretionary Adjustments. Notwithstanding satisfaction of any performance goals, the amount paid under a Performance Unit on account of either financial performance or personal performance evaluations may be reduced by the Committee on the basis of such further considerations, as the Committee shall determine.

11. Dividend Equivalents. Dividend Equivalents may be granted to Participants independently or in tandem with any Award. Dividend Equivalents are payable in cash, Common Shares, or Stock Units in an amount equivalent to the dividends that would have been paid on Common Shares had the shares been outstanding from the date an Award was granted. Dividend Equivalents may be granted with conditions as determined by the Committee, including that such amounts (if any) shall be deemed to have been reinvested in additional Common Shares, and shall be evidenced by an Award Agreement.
12. Adjustment of and Changes in the Stock
     (a) In the event that the number of Common Shares of the Company shall be increased or decreased through a reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend (other than regular, cash dividends), or otherwise, each Common Share of the Company which has been authorized for issuance under the Plan, whether such share is then currently subject to or may become subject to an Award under the Plan, as well as the per share limits set forth in Section 6 of this Plan, may be proportionately adjusted by the Committee to reflect such increase or decrease, unless the Company provides otherwise under the terms of such transaction. The terms of any outstanding Award may also be adjusted by the Committee as to price, number of Common Shares subject to such Award and other terms to reflect the foregoing events.
     (b) Subject to Section 13, in the event there shall be any other change in the number or kind of outstanding Common Shares of the Company, or any stock or other securities into which such Common Shares shall have been changed, or for which it shall have been exchanged, whether by reason of a change of control, other merger, consolidation or otherwise, the Committee shall, in its sole discretion, determine the appropriate adjustment, if any, to be effected. Notwithstanding anything to the contrary herein, any adjustment to Options granted pursuant to this Plan intended to qualify as Incentive Stock Options shall comply with the requirements, provisions and restrictions of the Code.
     (c) No right to purchase fractional shares shall result from any adjustment in Awards pursuant to this Section 12. In case of any such adjustment, the shares subject to the Award shall be rounded down to the nearest whole share.
13. Effect of a Change of Control. Unless otherwise provided for under the terms of a transaction constituting a Change of Control, the Committee may, through an Award Agreement or otherwise, provide that any or all of the following shall occur in connection with a Change of Control, or upon termination of the Participant’s employment following a Change of Control: (a) the acceleration of the vesting and, if applicable, exercisability of any outstanding Award, or portion thereof, or the lapsing of any conditions of restrictions on or the time for payment in respect of any outstanding Award, or portion thereof, (b) the substitution for Common Shares subject to any outstanding Award, or portion thereof, stock or other securities of the surviving corporation or any successor corporation to the Company, or a parent or subsidiary thereof, in which event the aggregate purchase or exercise price, if any, of such Award, or portion thereof, shall remain the same, (c) the conversion of any outstanding Award, or portion thereof, into a right to receive cash or other property upon or following the consummation of the Change of Control in an amount equal to the value of the consideration to be received by holders of

Common Shares in connection with such transaction for one Common Share, less the per share purchase or exercise price of such Award, if any, multiplied by the number of Common Shares subject to such Award, or a portion thereof, and/or (d) the cancellation of any outstanding and unexercised Awards upon or following the consummation of the Change of Control. Any actions or determinations of the Committee pursuant to this Section 13 may, but need not be uniform as to all outstanding Awards, and the Committee may, but need not treat all holders of outstanding Awards identically.
14. Qualifying Performance-Based Compensation
     (a) General. The Committee may specify that the grant, retention, vesting, of issuance any Award, or the amount to be paid out under any Award, be subject to or based on Qualifying Performance Criteria or other standards of financial performance and/or personal performance evaluations. Notwithstanding satisfaction of any performance goals, the number of Common Shares issued or the amount paid under an Award may, to the extent specified in the Award Agreement, be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.
     (b) Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: (i) cash flow (before or after dividends), (ii) earnings per share (including earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) total stockholder return, (vi) return on capital (including return on total capital or return on invested capital), (vii) return on assets or net assets, (viii) market capitalization, (ix) economic value added, (x) debt leverage (debt to capital), (xi) revenue, (xii) income or net income, (xiii) operating income, (xiv) operating profit or net operating profit, (xv) operating margin or profit margin, (xvi) return on operating revenue, (xvii) cash from operations, (xviii) operating ratio, (xix) operating revenue, or (xx) customer service. To the extent consistent with Section 162(m) of the Code, the Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary, unusual or non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Forms 10-K or 10-Q for the applicable year.
15. Transferability. Unless the Committee specifies otherwise, each Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option and Stock Appreciation Right granted hereunder shall be exercisable only by the Participant during his or her lifetime.

16. Compliance with Laws and Regulations. This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver shares under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any shares prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body, which the Committee shall determine to be necessary or advisable. No Option shall be exercisable and no shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the shares underlying such Award is effective and current or the Company has determined that such registration is unnecessary. In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Committee may, in its sole discretion, modify the provisions of such Award to comply with applicable foreign law.
17. Withholding. To the extent required by applicable federal, state, local or foreign law, a Participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise with respect to an Award. The Company and its Subsidiaries shall not be required to issue Common Shares, make any payment or to recognize the transfer or disposition of Common Shares until such obligations are satisfied. The Committee may permit these obligations to be satisfied by having the Company withhold a portion of the Common Shares that otherwise would be issued to the Participant in connection with the Award, or by the Participant tendering (either actually or by attestation) Common Shares previously acquired.
18. Administration of the Plan
     (a) Committee of the Plan. The Plan shall be administered by the Committee which shall be the Compensation Committee of the Board or, in the absence of a Compensation Committee, the Board itself; provided, however, that (i) with respect to any Award that is intended to satisfy the conditions of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) the term “Committee” shall refer to a committee of two or more “non-employee directors” as determined for purposes of applying Exchange Act Rule 16b-3; and (ii) with respect to any Award that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the term “Committee” shall refer to a committee of two or more “outside directors” as determined for purposes of applying Section 162(m) of the Code. Subject to the provisions of Section 16 of the Exchange Act and Section 162(m) of the Code, any power of the Committee may also be exercised by the Board. The Compensation Committee may by resolution authorize one or more officers of the Company to perform any or all things that the Committee is authorized and empowered to do or perform under the Plan; provided, however, that the resolution so authorizing such officer or officers shall specify the total number of Awards (if any) such officer or officers may award pursuant to such delegated authority, and any such Award shall be subject to the form of Award Agreement theretofore approved by the Compensation Committee. No such officer shall designate himself or herself as a recipient of any Awards granted under authority delegated to such officer.
     (b) Powers of Committee. Subject to the express provisions of this Plan, the Committee shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan; (ii) to determine which persons are Participants; (iii) to grant Awards to Participants and determine the terms and conditions thereof, including the number of shares subject to Awards and the exercise or purchase price of such shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire; (iv) to prescribe and amend the terms of Award Agreements (which may, but need not be identical); (v) to exercise its discretion with respect to the powers and rights granted to it as set forth in the Plan; (vi) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder; and (vii) to make all other determinations and exercise such powers and perform such acts as are deemed necessary or advisable for the administration of this Plan.
     (c) Determinations by the Committee. All decisions, determinations and interpretations by the Committee regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award.
19. Amendment of the Plan or Awards. The Board may amend, alter or discontinue this Plan and the Committee may amend, or alter any agreement or other document evidencing an Award made under this Plan; provided that, except as provided pursuant to the provisions of Sections 13 and 14, to the extent necessary under any applicable law, regulation or New York Stock Exchange or other applicable listing requirement, no amendment shall be effective unless approved by the stockholders of the Company in accordance with applicable law, regulation or New York Stock Exchange or other applicable listing requirement. In addition, no amendment or alteration to the Plan or an Award or Award Agreement shall be made that would materially impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Committee determines in its sole discretion that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.
20. No Liability of Company. The Company and any Subsidiary or affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (i) the non-issuance or sale of Common Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.
21. Non-Exclusivity of Plan. Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

22. Governing Law. This Plan and any Award Agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the State of Delaware and applicable U.S. federal law, without reference to principles of conflict of laws. Any reference in this Plan or in the Award Agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.
23. Compliance with Section 409A of the Code. This Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.
24. No Right to Employment, Reelection or Continued Service. Nothing in this Plan or any Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its affiliates to terminate any Participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his or her employment or service for any specified period of time.

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